EXHIBIT 23.1

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of Parallax Health Sciences, Inc., of our report dated March 29, 2019, except for the effects of the restatement described in Note 2 of the notes to the consolidated financial statements as to which the date is October 21, 2019, on our audits of the consolidated financial statements of Parallax Health Sciences, Inc. as of December 31, 2018 and December 31, 2017, and for the years then ended, and the reference to us under the caption "Experts".

/s/ Freedman & Goldberg

Freedman & Goldberg, CPAs PC

Farmington Hills, Michigan

December 2, 2019

31150 Northwestern Highway, Suite 200, Farmington Hills, Michigan 48334  (248) 626-2400  Fax (248) 626-4298

2444 East Hill Road, Grand Blanc, Michigan 48439  (810) 694-0336  Fax (810) 694-9789

Website: freedmangoldberg.com